                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                 FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): April 19, 2006

                         DOW JONES & COMPANY, INC.

           (Exact name of registrant as specified in its charter)

         DELAWARE                  1-7564            13-5034940

      (State or other         (Commission File    (I.R.S. Employer

       jurisdiction               Number)          Identification No.)

     of incorporation)

      200 Liberty Street, New York, New York         10281

     (Address of principal executive offices)      (ZIP CODE)

     Registrant's telephone number, including area code: (212) 416-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17

    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17

    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the

    Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the

    Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 19, 2006, the stockholders of Dow Jones & Company, Inc. (the "Company") approved the Dow Jones 2006 Executive Annual Incentive Plan (the “Plan”) that the Board of Directors of the Company approved and adopted (subject to stockholder approval) on February 15, 2006 upon recommendation by the Compensation Committee.

The purpose of the Plan is to provide a framework that is consistent with Section 162(m) of the Internal Revenue Code under which the Company can pay annual bonuses to certain executive officers that are eligible to be tax deductible for federal income tax purposes.

The Compensation Committee has complete authority to make any and all decisions regarding the administration of the Plan.  Each executive officer of the Company who is designated as a “participant” with respect to any performance period established by the Compensation Committee will be eligible to receive an award under the Plan with respect to such performance period. Currently, six (6) executive officers are eligible to participate in the Plan in 2006.

The performance criteria for any performance period will be any one or more of the following: total stockholder return, economic value added, return on capital employed, revenues, sales, net income, operating income, EBITDA, EBITDA margin, profit margin, earnings per share, return on equity, cash flow, operating margin or net worth, applied to either the Company as a whole or to a business unit or affiliate, and measured over the applicable performance period on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group as specified by the Compensation Committee.

After the conclusion of each performance period, the Compensation Committee will determine and certify the extent to which the performance criteria applicable to the performance period were achieved and the bonus amount for each participant resulting from such achievement. The Compensation Committee has the authority to reduce or eliminate the amount of any bonus payable under the Plan to any participant; however, the Compensation Committee cannot increase the bonus amounts payable under the Plan in excess of the maximum that a participant would receive based on the bonus formula established for the participant at the beginning of the performance period. Following the Compensation Committee’s determination of awards to be paid to participants, such awards will be paid in cash.

The Compensation Committee has designated 2006 as a performance period for which awards may be paid under the Plan and has designated participants for the performance period. The performance criteria for the 2006 performance period is Dow Jones’ actual operating income for 2006.

The Plan is described in more detail in the Company’s 2006 Proxy Statement that was filed with the Securities and Exchange Commission on March 17, 2006.  The Plan is attached hereto as Exhibit 99.1.

ITEM 5.02.    DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective as of the Dow Jones 2006 annual meeting of stockholders held on April 19, 2006, Vernon E. Jordan, Jr. retired from the board under the mandatory retirement provision of the Dow Jones Certificate of Incorporation and James H. Ottaway, Jr. retired from the board as a result of the eligibility requirements set forth in the Dow Jones By-laws.

ITEM 8.01.   OTHER EVENTS.

At the Dow Jones Annual Meeting of Stockholders held on April 19, 2006, there were represented in person or by proxy 50,811,649 shares of Common Stock (carrying one vote per share) and 16,012,939 shares of Class B Common Stock (carrying ten votes per share). At the Annual Meeting:

1) the holders of the Common Stock, voting separately as a class, elected the following individuals as directors (with votes for and withheld as set forth below):

	FOR	WITHHELD
Lewis B. Campbell	50,077,571	734,078
Harvey Golub	49,885,589	926,060
Irvine O. Hockaday, Jr.	48,828,893	1,982,756
Dieter von Holtzbrinck	44,859,562	5,952,087
M. Peter McPherson	49,907,194	904,455
Frank N. Newman	49,896,852	914,797
William C. Steere, Jr.	50,047,283	764,366

2) the holders of the Common Stock and the Class B Common Stock, voting together, elected the following individuals as directors (with votes for and withheld as set forth below):

	FOR	WITHHELD
Christopher Bancroft	208,892,633	2,048,406
Eduardo Castro-Wright	209,508,062	1,432,977
Michael B. Elefante	209,215,065	1,725,974
John M. Engler	209,291,236	1,649,803
Leslie Hill	207,073,302	3,867,737
Peter R. Kann	206,447,493	4,493,546
David K.P. Li	192,889,526	18,051,513
Elizabeth Steele	209,223,357	1,717,682
Richard F. Zannino	209,383,020	1,558,019

3) the holders of the Common Stock and the Class B Common Stock, voting together, approved the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as independent registered public accountants for 2006 by a vote of 209,597,827 votes in favor; 956,772 votes against and 386,440 abstentions;

4) the holders of the Common Stock and the Class B Common Stock, voting together, approved the adoption of the Dow Jones 2006 Executive Annual Incentive Plan by a vote of 205,627,703 votes in favor; 4,737,285 votes against and 576,051 abstentions;

5) the holders of the Common Stock and the Class B Common Stock, voting together, rejected the stockholder proposal to require that the positions of Chairman and CEO be held by different persons and that the Chairman not be a current or former executive of the Company by a vote of 44,723,967 votes in favor; 156,883,974 votes against and 2,863,379 abstentions; and

6) the holders of the Common Stock and the Class B Common Stock, voting together, rejected the stockholder proposal to require that the Company provide in the proxy statement complete details on the stockholder proposal submission process by a vote of 20,391,609 votes in favor; 183,609,840 votes against and 469,871 abstentions.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Dow Jones 2006 Executive Annual Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.

Date:	April 19, 2006	By:	/s/ Robert Perrine
Robert Perrine
Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Dow Jones 2006 Executive Annual Incentive Plan